Exhibit 99.1

Capital Corp. of the West Announces Moves to Strengthen Operations and Capital

Wednesday March 19, 11:01 pm ET

MERCED, Calif.--(BUSINESS WIRE)--In an effort to strengthen its operations and capital position, the Board of Directors of Capital Corp of the West (Nasdaq:CCOW - News), the parent company of County Bank, has formed a Regulatory Oversight Committee (ROC) composed of three outside directors. The committee includes independent Directors Michael Graves, Audit Committee Chair, and Jerry Callister, Chairman of the Board. The ROC will be chaired by Director Donald T. Briggs, Jr. Mr. Briggs is a retired partner of KPMG where he served in a variety of management positions. The Oversight Committee has been given authority by the CCOW board to oversee all of the company’s operations. CCOW CEO Thomas T. Hawker, who also serves as CEO of County Bank, and the bank’s executive committee will report directly to the newly formed Oversight Committee. The Board is in the process of searching for a new CEO to succeed Hawker. Mr. Hawker, whose contract would otherwise expire at the end of 2008, has announced his retirement to be effective upon the hiring of the new CEO.

In order to strengthen its capital position and develop strategic alternatives to enhance shareholder value, the CCOW board has retained the investment banking firm of Keefe, Bruyette & Woods (KBW) as its exclusive financial advisor. KBW will seek to raise capital and evaluate other strategic alternatives for the company. KBW, headquartered in New York, assisted the company in the past and is very familiar with the company’s current operations.

Mr. Briggs stated that County Bank, the largest community bank in California’s Central Valley, has always been a viable community-based bank with a strong, dedicated commitment to serving its communities. “We fully intend to continue operating in that style,” said Briggs. “We have always had a strong capital position. In the past, we have consistently operated above the 10 percent risked-based capital ratio, which, by regulatory definition, is a well-capitalized institution. With our new operating structure, KBW on board as key advisors and our future performance, we believe we can soon return to those levels.”

About Capital Corp of the West

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has over 30 years of service as "Central California's Community Bank." Currently, County Bank has forty-one branch offices serving thirteen counties in California. Its primary concentration is in the Central Valley of California. As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of forty-one financial institutions in that market area.

Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company's intention to file its Form 10-K on or before the fifteenth day following its prescribed due date (the "extension deadline") and the completion of matters necessary to permit filing by the extension deadline. There can be no assurances that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements. Important factors that could cause actual results to differ materially include: whether the Company can complete its financial statements by the extension deadline, in light of material weaknesses identified above; whether the Company can complete by the extension deadline matters relating to analysis of the required level of its allowance for loan losses; whether all or any of these matters affect the ability of the Company's outside auditors to complete their audit and any related procedures required with respect to the Form 10-K; the impact, if any, of the results and findings on the financial statements of the Company; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described above. Therefore, any forward-looking statements in this press release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Contact:

Capital Corp of the West

Donald T. Briggs, Jr., 209-725-7405